Exhibit 99.1

IEH CORPORATION FILED FORM 10-Q FOR FISCAL QUARTER ENDED SEPTEMBER 30, 2026

Brooklyn, NY., November 12, 2026 - IEH Corporation (OTCQX: IEHC) today filed with the Securities and Exchange Commission (SEC) its quarterly report on Form 10-Q for the 2nd quarter of Fiscal Year 2027, which ended September 30, 2026.

Highlights include:

-	Revenue of $10.7M, an increase of 51% as compared to the second quarter of Fiscal Year 2026

-	An Operating Profit of $1,046,496, an improvement of $1,150,876 compared to the second quarter of Fiscal Year 2026

-	Net Income margin 12.7%

-	A backlog now exceeding $56M, the highest in Company history, and a 40% increase over this fiscal year’s first quarter

For the quarter ended September 30, 2026, IEH had revenues of $10,700,084 as compared to $7,077,592 for the quarter ended September 30, 2025, reflecting a 51% increase; an operating profit of $1,046,496 for 2nd quarter fiscal year 2027 as compared to an operating loss of $104,380 for 2nd quarter fiscal year 2026; net income of $1,363,414 for 2nd quarter fiscal year 2027 as compared to a net loss of $26,861 for 2nd quarter fiscal year 2026; and a basic gain per share of $.55 for 2nd quarter fiscal year 2027 as compared to a basic loss per share of $.01 for 2nd quarter fiscal year 2026.

Dave Offerman, President and CEO of IEH Corporation commented, “As great as this year’s first quarter was, the second quarter exceeded it by every measure. The first quarter’s record revenue of $10 million was eclipsed by this quarter’s $10.7 million. Similarly, our operating profit increased 57%, and our net income and earnings per share both more than doubled. We shattered our previous backlog record by 40%, and we continue to hire and add capacity and equipment to meet the surge in demand in the defense, commercial aerospace, space and medical markets we serve. Even with an upcoming change in control of Congress following the midterm elections, we do not anticipate substantial changes in the procurement activity in the defense programs we support, as the munitions shortages that precipitated current spending levels remain. The second half of this fiscal year looks incredibly strong, as does our forecast for Fiscal 2028 and beyond. We look forward to sharing more positive developments in the coming quarters.

On behalf of the management team and staff of IEH, we again wish to express our sincere gratitude for the support of our valued shareholders.”

About IEH Corporation

For over 85 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The Company markets primarily to companies in defense, aerospace, medical, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The Company was founded in 1941 and is headquartered in Brooklyn, New York.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release, and in related comments by the Company’s management, include “forward-looking statements.” All statements, other than statements of historical facts, including, without limitation, statements or expectations regarding our financial condition, statements or expectations regarding our revenues, cash and backlog, expectations regarding future cash requirements, revenue and revenue recovery, including for fiscal year 2027 and beyond, projected timelines for making our SEC filings or successfully preventing our registration from suspension or revocation and expectations regarding our efforts and ability to resolve our inventory accounting issues are forward-looking statements. These statements often include words such as “believe,” “expect,” “estimate,” “plan,” “will,” “may,” “would,” “should,” “could,” or similar expressions, although not all forward-looking statements contain such identifying words. These statements are based on certain assumptions that the Company has made on its current expectations and projections about future events. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and you should not place undue reliance on any forward-looking statements. The Company’s actual performance or results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, as they will depend on many factors about which we are unsure, including many factors beyond our control. Among other items, such factors could include: our ability to reduce costs or increase revenue; changes in the macroeconomic environment or in the finances of our customers; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates; our ability to attract and retain key employees and key resources; and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on June 12, 2026, and in subsequent reports filed with or furnished to the SEC. Additional information concerning these and other factors can be found in our filings with the SEC. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should carefully review and consider the various disclosures we make in our filings with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

Contact:

Dave Offerman

IEH Corporation

dave@iehcorp.com

718-492-4448